UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2025, HCW Biologics Inc. (the “Company”) entered into a securities purchase agreement (“SPA”) with a single institutional investor (the "Purchaser") pursuant to which the Company agreed to offer and sell, in a follow-on public offering (the “Offering”), 671,140 units, consisting of (i) 158,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 513,140 shares of Common Stock (the “Pre-Funded Warrants”) and (iii) warrants to purchase up to 1,342,280 shares of Common Stock (“Common Stock Warrants”). On May 13, 2025, the Company also entered into a privately negotiated agreement with the Purchaser, which holds certain existing outstanding warrants to purchase up to 167,925 shares of Common Stock (the “Prior Warrants”), to amend the Prior Warrants to reduce the exercise price of such Prior Warrants to $7.45 per share (the “Amended Warrant”), subject to the closing of the Offering (the “Existing Warrants Amendment Agreement”).

The combined purchase price for each unit consisting of one Share and accompanying Common Stock Warrants to purchase two shares of Common Stock is $7.45 per unit, and the combined purchase price for each unit consisting of one Pre-Funded Warrant and accompanying Common Stock Warrants to purchase two shares of Common Stock is $7.4499. The Common Stock Warrants have an exercise price of $7.45 per share, will be exercisable immediately, and expire on the five-year anniversary of the date of issuance. The Pre-Funded Warrants have an exercise price of $0.0001, are exercisable immediately and will not expire until exercised in full.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-287136), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 13, 2025.

The gross proceeds to the Company from the Offering are approximately $5.0 million before deducting the placement agent’s fees and other offering expenses payable by the Company. The Offering closed, and the Company and the Purchaser amended the Prior Warrants in accordance with the Existing Warrants Amendment Agreement, on May 15, 2025.

On May 13, 2025, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim” or the “Placement Agent”) pursuant to which the Company engaged the Placement Agent as the exclusive placement agent in connection with the Offering. The Company agreed to pay the Placement Agent a cash fee equal to 7.0% of gross proceeds from the sale of Shares, Pre-Funded Warrants and Common Stock Warrants to the Purchaser. The Company also agreed to reimburse the Placement Agent for out-of-pocket expenses, including the reasonable legal fees of its counsel not to exceed $85,000. The Placement Agency Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The foregoing descriptions of the Placement Agency Agreement, SPA, Existing Warrants Amendment Agreement, Common Stock Warrant, Pre-Funded Warrant and Amended Warrant filed as Exhibits 10.1, 10.2, 10.3, 4.1, 4.2 and 4.3 respectively to this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by the full text of each respective document.

Item 7.01 Regulation FD Disclosure.

On May 13, 2025, the Company issued a press release announcing the pricing of this Offering described above. A copy of that press release is furnished as Exhibit 99.1 hereto.

Item 8.01 Other Events.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
4.2	Form of Pre-Funded Common Stock Purchase Warrant
4.3	Form of amended and restated Common Stock Purchase Warrant
10.1	Placement Agency Agreement, dated May 13, 2025, between the Company and Maxim Group LLC
10.2	Securities Purchase Agreement, dated May 13, 2025, between the Company and Purchaser
10.3	Amendment to Existing Warrants Agreement, dated May 13, 2025, between the Company and Purchaser
99.1	Press release, dated May 13, 2025, announcing pricing of the Offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	May 15, 2025	By:	/s/ Hing C. Wong
Hing C. Wong Founder and Chief Executive Officer